Exhibit 99.(l)(6)

FORM OF SEED MONEY AGREEMENT

          SEED MONEY AGREEMENT (the “Agreement”) made as of November 30, 2007, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds (the “Institutional Funds”), a Delaware statutory trust.

          1. TIAA hereby agrees to invest on November 30, 2007, or as soon as practicable thereafter, in each share class of the six new series (the “New Funds”) of the Institutional Funds in accordance with the amounts set forth in Schedule A hereto.

          2. In consideration for such investment and without deduction of any charges, each series with a New Fund shall credit TIAA with shares of the New Fund of which TIAA shall be the owner. Such New Fund shares will share pro rata in the investment performance of each series and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such New Fund shares in each series on the day the initial investment is made shall be $10.00.

          3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

          4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of the New Fund next determined after Institutional Funds receives TIAA’s proper notice of redemption.

          5. TIAA may purchase additional shares of the New Funds as the parties may agree.

          6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Name:
Title:

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

Name:
Title:

SCHEDULE A

Fund	Institutional Class	Retirement Class	Retail Class

Enhanced Large-Cap Growth Index Fund	$20,000,000	N/A	N/A

Enhanced Large-Cap Value Index Fund	$20,000,000	N/A	N/A

Enhanced International Equity Index Fund	$30,000,000	N/A	N/A

Lifecycle 2045 Fund	$1,000,000	$1,000,000	N/A

Lifecycle 2050 Fund	$1,000,000	$1,000,000	N/A

Lifecycle Retirement Income Fund	$3,000,000	$3,000,000	$4,000,000